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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53780

                PROSPECTUS SUPPLEMENT NO. 1 DATED MARCH 1, 2001

                      TO PROSPECTUS DATED JANUARY 16, 2001

                             Evolve Software, Inc.

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                                  Common Stock

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   This prospectus supplement is a supplement to the prospectus dated January
16, 2001 relating to the public offering, which is not underwritten, of up to 7,155,287 shares of our common stock that are held by some of our current stockholders. This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified in its entirety by the information contained in the prospectus except to the extent that the information below updates the information contained in the "Selling Stockholders" section of the prospectus dated January 16, 2001.

                              SELLING STOCKHOLDERS

   Recently, David Yoffie transferred by gift 5,000 shares of common stock (of the 25,000 shares owned by Mr. Yoffie covered by the prospectus) to Fidelity Investments Charitable Gift Fund. Mr. Yoffie's shares included in the prospectus are thus reduced by 5,000, to 20,000 shares. The following table sets forth certain information concerning Mr. Yoffie and the Fidelity Investments Charitable Gift Fund, including the number of shares of common stock owned, the number of shares of common stock owned that may be offered for sale from time to time under the prospectus, and the number of shares of common stock to be held assuming the sale of all of its common stock offered by the prospectus.

   Also, some of the selling stockholders named in the prospectus and in this prospectus supplement may distribute their shares covered by the prospectus, from time to time, to their limited partners, general partners or members, who may sell those shares pursuant to the prospectus. Each selling stockholder may also transfer shares covered by the prospectus by gift or in private negotiated transactions, and upon any such transfer the donee or purchaser may resell such shares pursuant to the prospectus.

                               Shares                                Shares
                         Beneficially Owned                    Beneficially Owned
                         Prior to Offering                       After Offering
                         --------------------                  ---------------------
    Name of Selling                           Number of Shares
      Stockholder         Number     Percent   Being Offered    Number      Percent
    ---------------      ---------- --------- ---------------- ---------   ---------
Fidelity Investments
 Charitable Gift Fund...      5,000        --       5,000               0           --
David Yoffie............     20,000        --      20,000               0           --

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   See "Risk Factors" beginning on page 4 of the prospectus dated January 16,
2001, to read about certain risks that you should consider before buying shares of our common stock.

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   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is March 1, 2001.